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EXHIBIT 3.1.2
                                                                         1191696
                                                                           FILED
                                                                     JUN-24 1986


                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION

Peter McDonald and Peter Dominish certify that:

1. They are the president and the secretary, respectively, of LAB, Inc., a California Corporation.

2. The title and article one of the articles of incorporation of this Corporation are amended to read as:

                           "ARTICLES OF INCORPORATION
                                       OF
                          SOFTWARE PROFESSIONALS, INC.

       ONE: The name of the corporation is:
            Software Professionals, Inc."

3. The foregoing amendment of the articles of incorporation has been duly approved by the board of directors.


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4.     The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is two hundred thousand (200,000). The number of shares voting in favor of the amendment exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



Date: June 24, 1986


                                             /s/ Peter McDonald
                                             -----------------------------------
                                             Peter McDonald, President


                                             /s/ Peter Dominish
                                             -----------------------------------
                                             Peter Dominish, Secretary